Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oak Street Health, Inc. Omnibus Incentive Plan and the Oak Street Health, Inc. 2020 Employee Stock Purchase Plan of our report dated April 1, 2020 with respect to the financial statements of Oak Street Health, Inc. included in the Registration Statement, as amended (Form S-1 No. 333-239818) and related Prospectus of Oak Street Health, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 10, 2020